Exhibit 4.1

CONFIDENTIAL TREATMENT REQUESTED BY ACCESS INTEGRATED TECHNOLOGIES, INC. OF CERTAIN PORTIONS OF THIS AGREEMENT IN ACCORDANCE WITH RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT A

FORM OF NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

10.0% SENIOR NOTE

August [__], 2007	$[____________]

FOR VALUE RECEIVED, ACCESS INTEGRATED TECHNOLOGIES, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [__________________] or registered assigns (the “Holder”) the principal amount of [___________________] United States Dollars ($[____________]) (the “Original Principal Amount”) when due, whether upon maturity, acceleration, redemption or otherwise, to pay interest (“Interest”) on the unpaid principal balance hereof on each Interest Payment Date (as defined in Section 3) and upon maturity, or earlier upon acceleration or redemption pursuant to the terms hereof, at the Interest Rate (as defined in Section 3) in United States Dollars (or in Interest Shares pursuant to Section 6) and to issue Kicker Shares (as defined in Section 7(a)) on the Original Principal Amount on each Kicker Share Issuance Date, or earlier upon acceleration or redemption pursuant to the terms hereof. Interest on this 10.0% Senior Note (this “Note”) payable on each Interest Payment Date and upon maturity, or earlier upon acceleration or redemption pursuant to the terms hereof, shall accrue from the Issuance Date (as defined in Section 3) and shall be computed on the basis of a 360-day year of twelve (12) 30-day months.

1.     Securities Purchase Agreement; Other Notes. This Note is issued pursuant to the Securities Purchase Agreement, dated as of August 24, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”). This Note and all Other Notes (as defined in Section 3) issued by the Company pursuant to the Securities Purchase Agreement and all notes issued in exchange therefor or replacement thereof are collectively referred to in this Note as the “Notes”.

2.	Payments.

(a)       All payments of principal of, and interest on, this Note (except to the extent such interest is payable through the issuance of Shares (as defined in Section 3), in accordance with the terms hereof) shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Trading Day (as defined in Section 3), the same shall instead be due on the next succeeding day that is a Trading Day. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Purchase Agreement.

(b)       Prepayment. From the Issuance Date until the first anniversary of the Issuance Date, the Company may not prepay all or any portion of the Principal due under this Note. On or after the first anniversary of the Issuance Date, except as set forth in this Section 2(b), the Company may, at any time and from time to time (each, a “Prepayment Date”), upon twenty (20) Trading Days prior written notice to Holder, prepay all or any portion of the Principal and interest (if any) due under this Note at a price equal to the sum of (i) cash in an amount equal to (x) 102% of such Principal if the Prepayment Date occurs on or after the first anniversary of the Issuance Date but prior to the second anniversary of the Issuance Date, or (y) 101% of such Principal if the Prepayment Date occurs on or after the second anniversary of the Issuance Date (excluding, in each case, the Interest Amount with respect to such Principal) plus (ii) cash in an amount equal to the Interest Amount with respect to such Principal through and including the Prepayment Date plus (iii) the number of Kicker Shares that would have been issued through the Maturity Date (or if the Maturity Date has been extended pursuant to Section 4, the applicable Extended Maturity Date) determined in accordance with Section 7, utilizing a value for the Common Stock determined based on the VWAP for the thirty (30) Trading Day Period ended on the applicable Prepayment Date for determining the number of Kicker Shares to be issued in accordance with Section 7(b) of this Note (the “Prepayment VWAP”), plus (iv) if the Prepayment VWAP is less than Six Dollars ($6.00), cash in an amount equal to the difference between (x) the amount that would have been payable pursuant to clause (iii) if the Prepayment VWAP had been such lesser amount minus (y) the amount actually received pursuant to clause (iii). For the avoidance of doubt, if the Prepayment VWAP exceeds $10.00, the number of Kicker Shares shall be determined in accordance with Section 7(b)(iii). Any partial prepayments shall be applied to installments of Principal in inverse order of their maturity.

3.	Certain Defined Terms.

(a)       For purposes of this Note, the following terms shall have the following meanings:

“Acquisition Indebtedness” means any Indebtedness of the Company, its Subsidiaries or of Persons that become Subsidiaries of the Company or any of its Subsidiaries solely to the extent (i) such Indebtedness existed prior to the acquisition of such Persons and was not incurred in contemplation of such acquisition or was incurred by the Company or any Subsidiary as part of the purchase price in connection with the acquisition of such Person and (ii) the aggregate amount outstanding at any time of such Indebtedness does not exceed $5,000,000 in the aggregate; provided that the amount set forth in clause (ii) may exceed $5,000,000 if the maturity of such Indebtedness is later than the ninety-first (91st) day following the Maturity Date or any Extended Maturity Date, if the Maturity Date is extended pursuant to Section 4 hereof.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act; provided, that for purposes of this Note no Holder hereof shall be deemed an Affiliate of the Company solely by virtue of holding this Note or with respect to the holding of Interest Shares or Kicker Shares.

“Allocation Percentage” means, with respect to each holder of Notes as of the date of any determination, a fraction of which the numerator is the aggregate principal amount of the Notes Outstanding held by such holder on such date, and the denominator of which is the aggregate principal amount of all of the Notes Outstanding on such date.

“Approved Stock Plan” means any employee benefit plan existing on the Issuance Date or that has been approved by the board of directors and stockholders of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

“Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Company’s Subsidiaries in the aggregate) to any Person or group of related Persons (as defined in Section 13(d) of the Exchange Act), (ii) the approval by the holders of the Company’s capital stock of any plan or proposal to effect the liquidation, dissolution or winding up of the Company, (iii) any Person or group of related Persons (other than the stockholders of the Company as of the date hereof or their Affiliates) shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the outstanding Shares representing more than 50% of the aggregate voting power of all classes of the voting securities of the Company, (iv) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the combined voting power of the surviving Person or Persons entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such Person or Persons, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company) or (v) as a direct result of any proxy contest or solicitation opposed by the Company, individuals who, at the commencement of that proxy contest or solicitation (the “Incumbent Directors”) cease to constitute at least a majority of the Company’s board of directors at the conclusion thereof, provided that any person becoming a director in connection with that proxy contest or solicitation whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be an Incumbent Director; and provided further that any entity becoming a successor entity to the Company as a result of any transaction described in this definition of “Change of Control” shall agree to assume this Note and the Company’s obligations hereunder.

“Class B Common Stock” means (A) the Company’s Class B Common Stock, $0.001 par value per share, and (B) any capital stock resulting from a reclassification of such common stock.

“Common Stock” means (A) the Company’s Class A Common Stock, $0.001 par value per share, and (B) any capital stock resulting from a reclassification of such common stock.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Notes), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, and (f) any other non-cash charges, non-cash expenses or non-cash losses of the Company or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (f) above), all as determined on a consolidated basis.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted, by law, contract or otherwise.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Shares.

“Debt Condition” means as of any date of determination, the aggregate amount of Acquisition Indebtedness due and payable within ninety-one (91) days of such date of determination shall not exceed $5,000,000 in the aggregate.

“Default” means any event or circumstance that is, or with the giving of notice or lapse of time or both, would be an Event of Default.

“Dollars” or “$” means United States Dollars.

“Equity Conditions” means, as of any date of determination, (i) on each day during the VWAP Measurement Period, the Common Stock shall be quoted on its Principal Market and the Common Stock shall not have been suspended from trading on such market, (ii) the average daily trading volume (as reported by Bloomberg Financial L.P.) during the VWAP Measurement Period shall not have been less than 50,000 shares (as adjusted for any stock splits, stock dividends or similar events occurring after the Issuance Date) per Trading Day, (iii) the Registrable Securities shall be, upon such issuance, eligible for immediate resale pursuant to an effective Registration Statement, and (iv) no Default or Event of Default shall have occurred and be continuing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar successor statute.

“Excluded Taxes” means, with respect to the Holder, or any other recipient of payment to be made by or on account of any obligations of the Company or any of its Subsidiaries under the Notes of this Note, (A) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any other jurisdiction under the laws of which such recipient is organized, its principal offices are located, it is resident for tax purposes or to which it has a connection giving rise to such taxes other than by reason of the transactions contemplated by the Notes, the Securities Purchase Agreement or any other Transaction Document, including the holding of the Notes, and enforcing its rights thereunder, (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Holder or recipient is treated as doing business, (C) any Taxes imposed by reason of such Holder or recipient failing to provide forms or certifications it is legally able to provide that would reduce or eliminate such Taxes and that are reasonably requested by the Company and (D) any withholding taxes payable on behalf of a holder at the time it becomes a holder, except to the extent that such holder’s transferor, if any, was entitled, at the time of the transfer to obtain additional amounts from the Company in respect of such Taxes pursuant to Section 21 herein.

“Exempted Issuances” means (A) Shares issued or deemed to have been issued by the Company pursuant to an Approved Stock Plan, (B) Shares issued or deemed to have been issued upon the conversion, exchange or exercise of any Option or Convertible Security outstanding on the date prior to the Issuance Date and set forth in Schedule 3.1(g) to the Securities Purchase Agreement, provided that the terms of such Option or Convertible Security are not amended or otherwise modified on or after the date of the Securities Purchase Agreement, and provided that the conversion price, exchange price, exercise price or other purchase price is not reduced, adjusted or otherwise modified, except in accordance with its terms, and the number of Shares issued or issuable is not increased (whether by operation of, or in accordance with, the relevant governing documents or otherwise), except in accordance with its terms, on or after the date of the Securities Purchase Agreement and (C) Shares issued or deemed to have been issued by the Company upon conversion of Class B Common Stock.

“GAAP” means United States generally accepted accounting principles.

“Guarantors” means those certain Subsidiaries of the Company party to the Subsidiary Guaranty.

“Governmental Authority” means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than unsecured account trade payables that are (i) entered into or incurred in the ordinary course of such Person’s business, (ii) on terms that require full payment within ninety (90) days and (iii) not unpaid in excess of ninety (90) days beyond the date of such invoice is due to be paid or are being contested in good faith and as to which such reserve as is required by GAAP has been made), (C) all reimbursement or payment obligations with respect to commercial letters of credit, banker’s acceptances, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures, redeemable capital stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all Capital Lease Obligations, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Amount” means, with respect to any Principal, all accrued and unpaid Interest (including any Default Interest as defined in Section 6(a)) on such Principal through and including such date of determination.

“Interest Payment Date” means (i) September 30, December 31, March 31 and June 30 of each year (or if such date is not a Trading Day, the immediately preceding Trading Day), beginning with September 30, 2007, (ii) the Maturity Date or Extended Maturity Date and (iii) each other date on which any Principal of this Note is paid in accordance with the terms of this Note.

“Interest Rate” means a per annum interest rate equal to 10.0%.

“Issuance Date” means August [__], 2007.

“Kicker Share Issuance Date” means (i) the date hereof and (ii) September 30, December 31, March 31 and June 30 of each year (or if such date is not a Trading Day, the immediately preceding Trading Day), beginning with December 31, 2008, (iii) the Maturity Date or either Extended Maturity Date and (iv) each other date on which any Principal of this Note is paid in accordance with the terms of this Note.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind and any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means a material adverse effect on (i) the legality, validity or enforceability of any Transaction Document, (ii) the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and Subsidiaries taken as a whole or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

“Maturity Date” means August [__], 2010, which Maturity Date may be extended in accordance with Section 4.

“Options” means any rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, self tender offer for all or substantially all Shares, sale of all or substantially all of the Company’s assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

“Other Notes” means all of the 10.0% senior notes, other than this Note, that have been issued by the Company pursuant to the Securities Purchase Agreement and all notes issued in exchange therefor or replacement thereof.

“Outstanding” when used with reference to the Notes, means, as of any date of determination, any Note, or portion thereof (i) which is held by any Person other than the Company or its Affiliates and (ii) for which all Principal and other amounts due thereunder have not been repaid in full by the Company.

“Permitted Lien” means (i) Liens existing on the date of the Securities Purchase Agreement not otherwise described in this definition, (ii) Liens for taxes, assessments or governmental charges not at the time due or delinquent or the validity of which is being contested in good faith, (iii) statutory liens of landlords and Liens arising by operation of law in the ordinary course of business in favor of carriers and materialmen, or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained, (iv) Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment compensation, unemployment insurance and other types of social security (excluding Liens arising under ERISA) which are not yet due or delinquent or the validity of which is being contested in good faith, (v) attachments, appeal bonds (and cash collateral securing such bonds), judgments and other similar Liens, for sums not exceeding $500,000 in the aggregate for the Company and its Subsidiaries, arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed, (vi) easements, rights of way, restrictions and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not impairing or interfering in any material respect with the operation of the business of the Company or any Subsidiary and (vii)

Liens with respect to Capital Lease Obligations or capital lease transactions or sale-leaseback transactions solely securing tangible personal property material to the business that has been purchased through the incurrence of Indebtedness, in an amount not to exceed $5,000,000 at any one time outstanding.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Stock” means (A) the Company’s preferred stock, no par value, and (B) any capital stock resulting from a reclassification of such preferred stock.

“Principal” means the outstanding principal amount of this Note as of any date of determination.

“Principal Market” means, with respect to the Common Stock, the Nasdaq Global Market (“NASDAQ”), and with respect to any other security, the principal securities exchange or trading market for such other security.

“Registrable Securities” for purposes of this Note means any Shares issued or issuable in accordance with Sections 4, 6 and 7 and any shares of capital stock issued or issuable with respect to such Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of August 24, 2007, among the Company and the initial holders of the Notes relating to the filing of registration statements covering, among other things, the resale of the Registrable Securities, as such agreement may be amended from time to time as provided in such agreement.

“Registration Statement” means a registration statement or registration statements filed under the Securities Act pursuant to the Registration Rights Agreement covering the resale of the Registrable Securities.

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

“Shares” means the shares of Common Stock.

“Subsidiary” means any entity in which the Company, directly or indirectly, owns fifty percent (50%) or more of the outstanding capital stock, equity or similar interests or voting power of such entity as of the date of the execution of the Securities Purchase Agreement or at any time thereafter.

“Subsidiary Guaranty” means that certain Subsidiary Guaranty made by the Guarantors pursuant to which the Guarantors have guaranteed for the benefit of the holders of the Notes, the obligations of the Company under this Note and the other Transaction Documents as the same may be amended, supplemented or otherwise modified from time to time.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Trading Day” means any day on which the Common Stock is traded on its Principal Market; provided that “Trading Day” shall not include any day on which the Principal Market is open for trading for less than 4.5 hours.

“Transaction Documents” means this Note, the Other Notes, the Securities Purchase Agreement, the Registration Rights Agreement and the Subsidiary Guaranty (as defined in the Securities Purchase Agreement), and each of the other agreements to which the Company is a party or by which it is bound and which is entered into by the parties to the Securities Purchase Agreement in connection with the transactions contemplated thereby.

“VWAP” means, for any date, the price determined by the daily volume weighted average price per share of the Common Stock for such date (or the nearest preceding date) on its Principal Market as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); provided, that such price shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction occurring after the Issuance Date.

“VWAP Measurement Period” means the period beginning thirty (30) Trading Days prior to the Maturity Date, any Extended Maturity Date, Interest Payment Date or such other date of determination, as the case may be, and ending on and including such date of determination.

(b)       Terms Defined Elsewhere in this Note. The following terms are defined elsewhere in this Note as follows:

“Acceleration Amount”	Section 9(b)
“Additional Interest”	Section 7(a)
“Bankruptcy Law”	Section 9(a)
“Company”	Preamble
“Company Process Agent”	Section 24
“Conversion Notice”	Section 6(d)
“Custodian”	Section 9(a)

“Default Interest”	Section 6(a)
“Event of Default”	Section 9(a)
“Extension Conditions”	Section 4
“Holder”	Preamble
“Interest”	Preamble
“Interest Conversion”	Section 6(a)
“Interest Conversion Amount”	Section 6(a)
“Interest Conversion Notice”	Section 6(b)
“Interest Shares”	Section 6(a)
“Investments”	Section 8(d)
“Kicker Shares”	Section 7(a)
“Moody’s”	Section 8(d)
“Notice of Change of Control”	Section 5(c)(i)
“Notice of Redemption Upon Change of Control”	Section 5(c)(i)
“Notice of Redemption at Option of Holder”	Section 5(d)
“Notice of Triggering Event”	Section 5(d)
“Notes”	Section 1
“Original Principal Amount”	Preamble
“Permitted Investments”	Section 8(d)
“Prepayment Date”	Section 2(b)
“Redemption Price”	Section 5(a)
“Redemption Price Conversion Amount”	Section 5(c)(ii)
“Redemption Price Conversion Notice”	Section 5(c)(ii)
“Redemption Shares”	Section 5(c)(ii)
“Registrar”	Section 17
“S&P”	Section 8(d)
“Securities Purchase Agreement”	Section 1
“Tax Refund”	Section 21(a)
“Triggering Event”	Section 5(b)
“Triggering Event VWAP”	Section 5(a)
“Void Acceleration Notice”	Section 9(c)
“Void Optional Redemption Notice”	Section 5(f)

4.         Extended Maturity Date. Provided that, (i) each of the Equity Conditions and the Debt Condition is satisfied, (ii) the Consolidated EBITDA in respect of the twelve (12) month period immediately preceding the applicable date of determination is not less than $30,000,000 and (iii) the Company shall have either (A) paid to each Holder its pro rata portion of an extension fee in an aggregate amount equal to $225,000 or, at the Company’s sole election, (B) issued to each Holder for no additional consideration its pro rata portion of an extension fee in an aggregate amount equal to 25,000 Shares that shall constitute Registrable Securities (the “Extension Conditions”), the Company shall have the right to extend the Maturity Date for one six (6) month period (as applicable, the “Extended Maturity Date”) by providing Holders with written notice thereof, via facsimile or overnight courier, of such election at least thirty (30) days prior to the Maturity Date. If the Company shall extend the Maturity Date in accordance with this Section 4, the Company shall pay interest in accordance with Sections 6 and 7 during such period.

5.	Redemption at Option of the Holder.

(a)       Redemption Option Upon Triggering Event. In addition to all other rights of the Holder contained herein, after a Triggering Event (as defined in Section 5(b)), the Holder shall have the right, at the Holder’s option, to require the Company to redeem all or a portion of the Principal at a price (the “Redemption Price”) equal to the sum of (i) cash in an amount equal to 100% of such Principal plus (ii) cash in an amount equal to the Interest Amount with respect to such Principal plus (iii) the issuance of a number of Kicker Shares that would have been issued through the Maturity Date (or if the Maturity Date has been extended pursuant to Section 4, the applicable Extended Maturity Date) determined in accordance with Section 7 utilizing a value for the Common Stock determined based on the VWAP for the thirty (30) Trading Day period ended on the Triggering Event for determining the number of Kicker Shares to be issued in accordance with Section 7(b) of this Note (the “Triggering Event VWAP”), plus (iv) if the Triggering Event VWAP is less than Six Dollars ($6.00), cash in an amount equal to the difference between (x) the amount that would have been payable pursuant to clause (iii) if the Triggering Event VWAP had been such lesser amount minus (y) the amount actually received pursuant to clause (iii). For the avoidance of doubt, if the Triggering Event VWAP exceeds $10.00, the number of Kicker shares to be issued pursuant to clause (iii) above shall be determined in accordance with Section 7(b)(iii).

(b)       Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)        Upon the Holder’s receipt of a Notice of Change of Control (as defined below);

(ii)       the failure of any Registration Statement (as defined in the Registration Rights Agreement), including any post-effective amendment, required to be filed pursuant to Section 3(a) or Section 3(b) of the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(iii)      while a Registration Statement filed pursuant to Section 3(a) and 3(b) and 4 of the Registration Rights Agreement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of such Registration Statement lapses for any reason (including the issuance of a stop order) or is unavailable to the Holder for sale of Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of twenty (20) consecutive Trading Days or for more than an aggregate of forty-five (45) Trading Days in any 365-day period (other than days during the period from the filing of a post-effective amendment as required pursuant to the Registration Rights Agreement until the effectiveness of such post-effective amendment or an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iv)      except as provided in clause (v) below, the Company or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Note, the other Transaction Documents or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect and except, in the case of a breach of a covenant or other term that is curable, only if such breach continues for a period of at least thirty (30) days;

(v)	any other Event of Default occurs and is continuing; or

(vi)      the Company’s Class A Common Stock is delisted from or otherwise no longer listed on its Principal Market.

(c)       Mechanics of Redemption Upon Notice of Change of Control and Payment Upon a Change of Control.

(i)        No sooner than thirty (30) nor later than fifteen (15) Trading Days prior to the consummation of a Change of Control, but in any event not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a “Notice of Change of Control”) to the Holder. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least twenty (20) days prior to a Change of Control, at any time on or after the date which is twenty (20) days prior to a Change of Control) and ending on the date that is five (5) Trading Days prior to the consummation of such Change of Control, the Holder may require the Company to redeem all or a portion of the Principal by delivering written notice thereof via facsimile and overnight courier (a “Notice of Redemption Upon Change of Control”) to the Company, which Notice of Redemption Upon Change of Control shall indicate (I) the Principal that the Holder is submitting for redemption and (II) the applicable Redemption Price, as calculated pursuant to Section 5(a).

(ii)       Subject to the next succeeding sentence, the Redemption Price payable upon the occurrence of a Change of Control shall be paid in cash at the time specified in Section 5(c)(iv) below. Provided that each of the Equity Conditions is satisfied (or at the Holder’s option if not satisfied) on the date that is five (5) Trading Days prior the consummation of the Change of Control, the Company shall pay the Kicker Share portion of the Redemption Price determined pursuant to clause (iii) of the definition of Redemption Price above only (the “Redemption Price Conversion Amount”) in Shares (“Redemption Shares”) by delivering to the Holder written notice thereof (a “Redemption Price Conversion Notice”) at least two (2) Trading Days prior to the consummation of such Change of Control and the Company shall pay the entire amount of the Redemption Price determined pursuant to clauses (i), (ii) and (iv) of the definition of Redemption Price above in cash at the time specified in Section 5(c)(iv) below. The Redemption Price Conversion Notice shall indicate (A) the Redemption Price Conversion Amount (such Redemption Price Conversion Amount with respect to each such Holder is referred to as its “Pro Rata Redemption Price Conversion Amount”), (B) each Holder’s Pro Rata Redemption Price Conversion Amount and (C) the Allocation Percentage of each Holder as of the date of the Redemption Price Conversion Notice.

(iii)      Conversion of Redemption Price Conversion Amount. The Redemption Price Conversion Amount, calculated in accordance with Section 5(c)(ii) shall be converted into Shares on the following terms and conditions:

(A)      Conversion Rate. The number of Redemption Shares issuable upon a conversion of the Redemption Price Conversion Amount pursuant to this Section 5(c) shall be determined by dividing (x) the Redemption Price Conversion Amount by (y) the product of (I) Ninety Three Percent (93%) multiplied by (II) the VWAP for the thirty (30) Trading Day period ending on the Trading Day immediately prior to the date of the Redemption Price Conversion Notice; and

(B)      No Fractional Shares. The Company shall not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share down to the nearest whole share and promptly pay the remaining amount in cash.

(iv)      The Company shall pay and/or deliver the Redemption Price (including the portion payable in Shares in accordance with this Section 5(c)) simultaneously with the consummation of the Change of Control; provided that, if required by Section 5(g), this Note shall have been so delivered to the Company. The Company shall not enter into any binding agreement or other arrangement with respect to a Change of Control unless the Company provides that the payments provided for in this Section 5(c) shall have priority to payments to stockholders in connection with such Change of Control and the Company complies with such provision.

(v)       The Company covenants and agrees that it will not be party to any Change of Control unless the successor entity (if other than the Company) assumes all of the Company’s obligations under the Transaction Documents as if such successor was the Company under such documents..

(d)       Mechanics of Other Redemptions at Option of Holder. Within one (1) Trading Day after the occurrence of a Triggering Event (other than upon the Holder’s receipt of a Notice of Change of Control), the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to the Holder and each holder of the Other Notes. At any time after the earlier of the Holder’s receipt of a Notice of Triggering Event and the Holder’s becoming aware of a Triggering Event in the case of a redemption pursuant to Section 5(a), the Holder may require the Company to redeem up to all of the Principal by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate (i) the Principal that the Holder is submitting for redemption, (ii) the applicable Redemption Price as determined and calculated pursuant to Section 5(a) above and (iii) the nature of the Triggering Event to the extent the Holder did not receive a Notice of Triggering Event; provided that a Notice of Redemption at Option of Holder with respect to a redemption pursuant to Section 5(a) may only be sent during the period beginning on and including the date of the Triggering Event and ending on and including the date which is the later of (I) twenty (20) Trading Days after the date on which the Holder receives a Notice of Triggering Event from the Company with respect to such Triggering Event and (II) five (5) Trading Days after the date on which such Triggering Event is cured and the Holder receives written notice from the Company confirming such Triggering Event has been cured.

(e)       Payment of Redemption Price other than in Connection with a Change of Control. Upon the Company’s receipt of a Notice(s) of Redemption at Option of the Holder from any holder of the Other Notes, the Company shall promptly notify the Holder by facsimile of the Company’s receipt of such notice(s). Each holder that has sent such a notice shall, if required pursuant to Section 5(g), promptly submit to the Company such holder’s Note that such holder has elected to have redeemed. The Company shall deliver the applicable Redemption Price in cash to the Holder within five (5) Trading Days after the Company’s receipt of a Notice of Redemption at Option of Holder, provided that the Holder’s Note shall have been so delivered to the Company. If the Company is unable to redeem all of the Notes submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of the Notes based on the principal amount of the Notes submitted for redemption by such holder relative to the aggregate principal amount of the Notes submitted for redemption by all holders of the Notes and (ii) in addition to any remedy the Holder may have under this Note, the Securities Purchase Agreement and any other Transaction Document, pay to the Holder interest at a rate equal to the lesser of 1.0% per month (prorated for partial months) or the highest lawful interest rate in respect of the unpaid Redemption Price until paid in full or until delivery of a Void Optional Redemption Notice (as defined in Section 5(f)).

(f)        Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 5(e), at any time thereafter and until the Company pays such Redemption Price in full, the Holder shall have the option to, in lieu of redemption, require the Company to promptly credit to the Holder the Principal that was submitted for redemption by the Holder under this Section 5 and for which the Redemption Price (together with any interest thereon) has not been paid (or return any or all of the Note or any portion thereof representing such Principal) by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to the Principal subject to the Void Optional Redemption Notice and (ii) the Company shall promptly return or credit to the Holder any Principal or Note, as applicable, subject to the Void Optional Redemption Notice.

(g)       Book-Entry. Notwithstanding anything to the contrary set forth herein, upon redemption of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being redeemed. The Holder and the Company shall each maintain records showing the Principal redeemed and the dates of such redemptions or shall use such other method, reasonably satisfactory to the other, so as not to require physical surrender of this Note upon each such redemption. In the event of any dispute or discrepancy, such records of the Company establishing the Principal to which the Holder is entitled shall be controlling and determinative in the absence of demonstrable error. Notwithstanding the foregoing, if this Note is redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following prepayment or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

(h)       Disputes; Miscellaneous. In the event of a bona fide dispute as to the determination of the arithmetic calculation of the Redemption Price, the Company shall transmit an explanation of the disputed arithmetic calculations to the Holder via facsimile within two (2) Trading Days of receipt of Notice of Redemption Upon Change of Control or Notice of Triggering Event or other date of determination, as the case may be. If the Holder and the Company are unable to agree upon the arithmetic calculation of the Redemption Price within one (1) Trading Day of such disputed arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Trading Days) submit via facsimile the disputed arithmetic calculation of the Redemption Price to the Company’s independent, outside accountants. The Company shall direct the accountants to perform the calculations and notify the Company and the Holder of the results no later than two (2) Trading Days from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent demonstrable error. The costs and expenses of the accountant engaged pursuant to this Section 5(h) shall be borne equally by the Company and the Holder. In the event of a redemption pursuant to this Section 5 of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder a replacement note representing the remaining Principal that has not been redeemed, if required pursuant to Section 5(g).

6.	Interest.

(a)       Interest shall be payable on each Interest Payment Date, including the Maturity Date and any Extended Maturity Date, if applicable, to the record holder of this Note on such Interest Payment Date, in cash or, at the Company’s option, provided that each of the Equity Conditions is satisfied, by converting such Interest Amount (the “Interest Conversion Amount”) to Shares (“Interest Shares”) by giving the record holder an Interest Conversion Notice (as defined below) in accordance with, and subject to the conditions and requirements of, this Section 6 (an “Interest Conversion”). If the Company does not elect an Interest Conversion with respect to such Interest, such Interest shall be paid in cash. Any accrued and unpaid Interest which is not paid within five (5) Trading Days of such accrued and unpaid Interest’s Interest Payment Date shall bear interest at a rate equal to the lesser of 1.0% per month (prorated for partial months) or the highest lawful rate per annum from such Interest Payment Date until the same is paid in full (the “Default Interest”). The Company shall pay any and all Taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) that may be payable with respect to the issuance and delivery of Interest Shares.

(b)       Exercise of Interest Conversion. The Company may exercise its right to elect an Interest Conversion by delivering to the Holder written notice thereof (an “Interest Conversion Notice”) at least five (5) Trading Days prior to the applicable Interest Payment Date. If the Company elects an Interest Conversion, then it must simultaneously take the same action with respect to all of the Other Notes. An Interest Conversion shall be irrevocable by the Company. The Interest Conversion Notice shall indicate the Allocation Percentage of each Holder as of the Interest Conversion Notice Date. The date on which the Holder receives an Interest Conversion Notice is referred to as the “Interest Conversion Notice

Date.” Subject to the aforementioned conditions, failure to timely provide such Interest Conversion Notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash.

(c)       Conversion of Interest Conversion Amount. The Interest Conversion Amount, calculated in accordance with Section 6(b), shall be converted into Shares on the following terms and conditions:

(i)        Conversion Rate. The number of Interest Shares issuable upon a conversion of any portion of the Interest Conversion Amount pursuant to this Section 6 shall be determined by dividing (x) the Interest Conversion Amount by (y) the product of (A) Ninety Five Percent (95%) multiplied by (B) the VWAP for the thirty (30) Trading Day period ending on the Trading Day immediately prior to the applicable Interest Payment Date; and

(ii)       No Fractional Shares. The Company shall not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share down to the nearest whole share and promptly pay any remaining amount in cash.

(d)       Mechanics of Interest Conversion. Interest Conversion shall be conducted in the following manner: If the Company has exercised its right to an Interest Conversion in accordance with Section 6(a) and the Equity Conditions are satisfied (or waived in writing by the Holder), to convert an Interest Amount into Shares on any date, the Company shall transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. New York City time on such date, a copy of the conversion notice (the “Conversion Notice”) to the Holders. The Company shall convert the Interest Conversion Amount on the Interest Payment Date; provided, however, that if the Equity Conditions are not satisfied on the Interest Payout Date, then the Interest Conversion shall be null and void and the Company shall pay such amount in cash in accordance with Section 6(a). Notwithstanding anything contained herein to the contrary, no notice delivered by the Company to any Holder regarding an Equity Condition shall contain any material non-public information.

(e)       Record Holder. The Person or Persons entitled to receive the Interest Shares shall be treated for all purposes as the legal and record holder or holders of such Shares on the Conversion Date.

7.	Additional Interest.

(a)       In addition to the interest payable pursuant to Section 6 above, additional interest (“Additional Interest”) shall be payable on each Kicker Share Issuance Date, , (x) on the date hereof in accordance with Section 7(c) below for the period ended on September 30, 2008 and (y) in arrears on each Kicker Share Issuance Date (including the Maturity Date and, if the Maturity Date is extended pursuant to Section 4 hereof, the Extended Maturity Date, if applicable), other than the date hereof, commencing December 31, 2008, to the record holder of this Note no later than the fifth (5th) Trading Day following the applicable Interest Payment Date, in Shares (the “Kicker Shares”), which, upon issuance, shall be eligible for resale pursuant to an effective Registration Statement; provided, that at any time after the second anniversary of the Issuance Date, the Company may elect to pay the Holders any amount of Kicker Shares due pursuant to the terms set forth in Section 7(b) in advance only if the following conditions are satisfied: (i) the VWAP for the thirty (30) Trading Day period ending on the Trading Day immediately prior such advance payment date is greater than $12.00, and (ii) the Equity Conditions are satisfied and the Registrable Securities are, upon such issuance, eligible for resale pursuant to an effective Registration Statement.

(b)       Number of Kicker Shares. The number of Kicker Shares to be issued on each Kicker Share Issuance Date commencing December 31, 2008 (other than the date hereof which shall be determined in accordance with Section 7(c) below), shall be determined based on the following applicable formula:

(i)        if the VWAP for the thirty (30) Trading Day period ending on the Trading Day immediately prior to the applicable Interest Payment Date is less than or equal to Six Dollars ($6.00), the number of Kicker Shares to be issued to the Holder shall equal the product of (x) 4.0 multiplied by (y) the quotient of (A) the Original Principal Amount divided by (B) One Thousand Dollars ($1,000);

(ii)       if the VWAP for the thirty (30) Trading Day period ending on the Trading Day immediately prior to the applicable Interest Payment Date is greater than Six Dollars ($6.00) but less than Ten Dollars ($10.00), the number of Kicker Shares to be issued to the Holder shall equal the product of (x) the quotient of (A) Twenty Four Dollars ($24.00) divided by (B) the VWAP for the thirty (30) Trading Day Period ending on the applicable Interest Payment Date multiplied by (y) the quotient of (A) the Original Principal Amount divided by (B) One Thousand Dollars ($1,000);

(iii)      if the VWAP for the thirty (30) Trading Day period ending on the Trading Day immediately prior to the applicable Interest Payment Date is greater than or equal to Ten Dollars ($10.00), the number of Kicker Shares to be issued to the Holder shall equal the product of (x) 2.4 multiplied by (y) the quotient of (A) the Original Principal Amount divided by (B) One Thousand Dollars ($1,000);

(c)       Equity Conditions. The Company covenants and agrees that it shall be required to satisfy the Equity Conditions as of the time of issuance of any applicable Kicker Shares except the Kicker Shares issued on the date hereof pursuant to Section 7(d).

(d)       Special Kicker Share Issuance. Notwithstanding anything to the contrary contained herein, on the date hereof the Company shall issue to Holder a number of Shares equal to the product of (x) 13.0 multiplied by (y) the quotient of (A) the Original Principal Amount divided by (B) One Thousand Dollars ($1,000). The issuance of Shares pursuant to this Section 7(c) shall constitute the Additional Interest payable by the Company to the Holders for the period ended on September 30, 2008.

(e)       No Fractional Shares. The Company shall not issue any fraction of a Share under this Section 7. If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share down to the nearest whole share and promptly pay the remaining amount in cash.

8.	Covenants.

(a)       Corporate Existence. From the Issuance Date and for so long as any of the Notes are outstanding, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence, excluding creations of and mergers among Subsidiaries, and (iii) maintain and protect all material Intellectual Property used in the business of the Company and its Subsidiaries.

(b)       Modification of Authorized Capitalization. The Company shall not amend, supplement, alter change or otherwise modify its authorized capital stock, except to increase its capital stock, as disclosed in Schedule 3.1(g) of the Securities Purchase Agreement without the prior written consent of the Holders of a majority of the aggregate amount of the Notes then outstanding (the “Majority Holders”).

(c)	Limitations on Indebtedness; Liens.

(i)        From the Issuance Date and for so long as any of the Notes are outstanding, subject in all respects to the provisions of Section 8(1) hereof, the Company shall not, and shall not permit any of its Subsidiaries (other than Christie/AIX, Inc. or any of its subsidiaries) to, (x) issue, incur, assume, maintain, suffer to exist or extend the term of any Indebtedness, except for (A) Indebtedness under the Notes and all Indebtedness existing on the date hereof and set forth in the SEC Reports (as such term is defined in the Securities Purchase Agreement), (B) other Indebtedness of the Company or any of Subsidiaries not to exceed $10,000,000 in the aggregate; provided that no more than $5,000,000 of such Indebtedness is incurred by Access Digital Media, Inc. or FiberSat Global Services, Inc. or any of their respective subsidiaries, other than Indebtedness incurred by Access Digital Media, Inc. as guarantor in respect of that certain Credit Agreement, dated as of August 1, 2007, as amended, by and between Christie/AIX, Inc., the lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent or any refinancing thereof on terms and conditions in the aggregate not materially adverse to such existing Credit Agreement; and provided further that all such Indebtedness (which amount shall not exceed $5,000,000) shall be subordinated in priority and right of payment to the Notes, which shall rank senior to all other such Indebtedness, (C) Indebtedness of a Subsidiary to the Company or any other Subsidiary permitted by Section 8(d) or (D) Acquisition Indebtedness and (y) directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by the Company or any of its Subsidiaries (other than Christie/AIX, Inc. or any of its subsidiaries) other than a Permitted Lien; or (z) redeem, retire, defease or otherwise repay or prepay in cash any principal of any Indebtedness other than Indebtedness under the Notes and existing Indebtedness. The provisions of this Section 8(c)(i) are in furtherance of Section 8(l) hereof, and in no way limit the other restrictions on or obligations of the Company pursuant thereto or otherwise.

(ii)       Notwithstanding the foregoing, nothing in Section 8(c)(i) shall prohibit any Indebtedness of any Person that becomes a Subsidiary after the date hereof existing prior to the time such Person becomes a Subsidiary, and any Lien securing such Indebtedness, provided that (A) such Indebtedness and any Lien securing such Indebtedness is not created in contemplation of or in connection with such Person becoming a Subsidiary, (B) any such Lien does not apply to any property or assets of the Company or any other Subsidiary, other than such Person, (C) any such Lien secures only those obligations which it secures on the date such Person becomes a Subsidiary, (D) no more than $5,000,000 in aggregate principal amount of Indebtedness at any one time outstanding shall be permitted under this sentence and (E) neither the Company nor any other Subsidiary was to guaranty any such Indebtedness.

(iii)      From the Issuance Date and for so long as any of the Notes are outstanding, subject in all respects to the provisions of Section 8(l) hereof, the Company shall not, and shall not permit any of its Subsidiaries, including for the purposes of this Section 8(c)(iii), Christie/AIX, Inc. and its subsidiaries, to, issue, incur, assume, maintain, suffer to exist or extend the term of any Indebtedness, except for Indebtedness for borrowed money not to exceed in principal amount $315,000,000 in the aggregate; provided, that this Section 8(c)(iii) shall not apply in the event the Company (or any of its Subsidiaries) shall have entered into additional bona fide digital cinema deployment agreements with at least three (3) of the six “major film production and distribution studios” (defined to include only Disney, Twentieth Century Fox Film Corporation, Universal Studios, Sony Pictures Releasing Corporation, Paramount Pictures Corporation, and Warner Brothers) in respect of an aggregate of at least an additional 4,000 theatrical screens. For the avoidance of doubt, this Section 8(c)(iii) is an additional covenant and restriction on the Company and its Subsidiaries and does not amend, modify or replace in any respect the covenants set forth in Section 8(c)(i).

(d)       Restriction on Loans; Investments; Subsidiary Equity. From the Issuance Date and for so long as any of the Notes are outstanding, the Company shall not, and shall not permit any of its Subsidiaries, except Christie/AIX, Inc., and any of their respective subsidiaries to, (i) except for (a) Investments (as defined below) existing as of the date hereof or (b) Permitted Investments (as defined below), make any loans to, or investments in, any other Person, including through lending money, deferring the purchase price of property or services, purchasing any note, bond, debenture or similar instrument, providing any letter of credit, guaranteeing (or taking any action that has the effect of guaranteeing) any obligations of any other Person, or acquiring any equity securities of, or other ownership interest in, or making any capital contribution to any other Person (“Investments”) (provided, however, that the Company and its Subsidiaries may make investments in each other and provided further that the Company and any Subsidiary that is a Subsidiary Guarantor can make an Investment in any Person that becomes a Subsidiary Guarantor as part of the transaction), or (ii) issue, transfer or pledge any capital stock or equity interest in any Subsidiary to any Person other than the Company or any wholly-owned foreign Subsidiary or the pledge by Access Digital Media, Inc. of the stock of Christie/AIX, Inc. pursuant to a guarantee permitted by Section 8(c)(i). “Permitted Investments” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 180 days from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a remaining term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States; (e) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least AA by S&P or Aa by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (h) (i) Investments in any Subsidiary Guarantor, (ii) Investments in any Person that becomes a Subsidiary Guarantor or (iii) Investments in any Person(s) that becomes a Subsidiary after the date hereof which is subject to one or more contractual or legal restrictions existing prior to the time such Person becomes a Subsidiary which prevents such Person from becoming a Subsidiary Guarantor, which restriction(s) is not created in contemplation of or in connection with such Person becoming a Subsidiary, provided that (A) the aggregate amount of Indebtedness incurred in connection with the acquisition of such Person(s) does not exceed an amount permitted pursuant to Section 8(c) hereof and (B) the acquisition of such Person(s) results in an increase in Consolidated EBITDA in respect of the twelve (12) month period immediately preceding the applicable acquisition date (as measured on a consolidated, pro forma basis) as certified by the Company’s Chief Financial Officer, and, provided further, that nothing in this clause (h) shall amend, modify or replace in any respect the exception set forth in Section 8(c)(ii) of this Note or (i) Investments in any Person(s) in an amount not to exceed $1,000,000 in the aggregate.

(e)       Restriction on Purchases or Payments. From the Issuance Date and for so long as any of the Notes are outstanding, the Company shall not, and shall not permit any of its Subsidiaries (other than Christie/AIX, Inc. and its subsidiaries) to, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or set any record date with respect to any of the foregoing; provided, however, that any Subsidiary may declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its capital stock that is held solely by the Company or by another Subsidiary, (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or the capital stock of any of its Subsidiaries, except as long as no Event of Default has occurred and is continuing, repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the Issuance Date and set forth on Schedule 3.1(g) to the Securities Purchase Agreement or (iii) grant, issue or sell any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock, other than pursuant to an agreement in effect on the Issuance Date and pursuant to an Approved Stock Plan. From the Issuance Date and for so long as any of the Notes are outstanding, the Company and its Subsidiaries (other than Christie/AIX, Inc. and its subsidiaries) shall not enter into any agreement which would limit or restrict the Company’s or any of its Subsidiaries’ ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Note, the Securities Purchase Agreement, or any other Transaction Document.

(f)        Affiliate Transactions. From Issuance Date and for so long as any of the Notes are outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, enter into or be a party to any agreement or transaction with any Affiliate (other than a wholly-owned Subsidiary), including transfer of any assets to any such Affiliate, except in the ordinary course of the Company or such Affiliate’s business and upon fair and reasonable terms that are no less favorable to the Company or such Affiliate, as the case may be, than such Person would obtain in a comparable arms’-length transaction with a Person not an Affiliate of the Company, and on terms consistent with the business relationship of the Company or such Subsidiary and such Affiliate prior to the date of this Note, if any.

(g)       SEC Filings. From the Issuance Date and for so long as any of the Notes are outstanding, (i) the Company shall timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, all annual financial information required to be filed with the SEC on Form 10-K or Form 10-KSB, as applicable, all current reports required to be filed with the SEC on Form 8-K and any other information required to be filed with the SEC; (ii) the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) the Company shall deliver (A) copies of all such filings with the SEC to each holder of Notes then Outstanding within one (1) day after the filing thereof with the SEC, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR and (B) facsimile copies of all press releases issued by the Company or any of its Subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance.

(h)       Compliance with Laws. From the Issuance Date and for so long as any of the Notes are outstanding, the Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities (including ERISA and the rules and regulations thereunder and all Environmental Laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings diligently conducted, or which would not be materially adverse to the Company.

(i)        Maintenance of Assets; Insurance. From the Issuance Date and for so long as any of the Notes are outstanding, the Company will keep, and will cause each Subsidiary to keep, all assets necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each Subsidiary to maintain (either in the name of the Company or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all their assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the holders of the Notes, upon reasonable written request, full information as to the insurance carried.

(j)        Payment of Taxes. From the Issuance Date and for so long as any of the Notes are outstanding, the Company will, and will cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all income and all other material Taxes, assessments and other governmental charges or levies, imposed upon them or any of their properties or assets or in respect of their businesses or incomes except for those being contested in good faith by proper proceedings diligently conducted and against which adequate reserves, in accordance with GAAP, have been established.

(k)       Use of Proceeds. Except as set forth on Schedule 8(k), the Company shall use the net proceeds from the sale of the Notes hereunder (i) to pay amounts outstanding pursuant to the promissory note in the principal amount of $6,750,000, dated December 13, 2006 issued by UniqueScreen Media, Inc. to the Excel Bank Minnesota, of which approximately $6,390,000 principal amount remains outstanding and (ii) in connection with (A) the payment of any existing outstanding indebtedness set forth on Schedule 8(k), (B) the expansion of its digital cinema rollout plans to markets outside of the United States, (C) working capital and (D) other general corporate purposes including, subject to the terms of the Transaction Documents, acquisitions. In addition, within 10 days of the Closing Date, the Company shall establish a segregated, escrow account with a nationally recognized bank and deposit $*** from the proceeds of this offering into an interest bearing account that shall be solely used for the purpose of repaying in full as soon as possible all outstanding amounts under the Indebtedness marked with an asterisk on Schedule 8(k) and simultaneously with the establishment of such account the Company shall deliver to each Holder a certificate signed by its Chief Executive Officer that such account has been established in compliance with the terms of this Note.

(l)        Other Indebtedness. Except for Indebtedness existing on the Issuance Date and Indebtedness permitted pursuant to Section 8(c), all of which shall rank pari passu with the Notes other than Indebtedness which is or becomes subject to a subordination agreement, payments of principal and other payments due under this Note shall not be subordinated to any obligations of the Company and shall rank senior to all other Indebtedness other than payments of trade accounts payable of the Company and other Indebtedness that, in each case, is preferred by operation of law.

9.	Defaults and Remedies.

(a)       Events of Default. An “Event of Default” is (i) default in payment of any Principal of this Note, any Redemption Price, or any Change of Control Redemption Price, when and as due; (ii) default in payment of any Interest or Additional Interest on this Note

_________________________

*** CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

that is not included in an amount described in the immediately preceding clause (i) that is not cured within five (5) Trading Days from the date such Interest or Additional Interest was due; (iii) any default in the observance or performance of any covenant or agreement contained in clauses (c) through (f) and (l) of Section 8; (iv) failure by the Company to comply with any other provision of this Note or any other Transaction Document in all material respects within twenty (20) days after the earlier of (x) the Company’s receipt of notice to comply with such provision or (y) the Company becoming aware of such default; (v) any material representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company in this Note, the Securities Purchase Agreement, any Transaction Document or in any certificate or other document delivered pursuant hereto or thereto, shall be incorrect in any material respect when made or deemed made; (vi) any default in payment in excess of $5,000,000, individually or in the aggregate, under or acceleration prior to maturity, or any event or circumstances arising such that, any Person is entitled, or could, with the giving of notice and/or lapse of time and/or the fulfillment of any condition and/or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness in excess of $5,000,000 by the Company or any of its Subsidiaries, whether such Indebtedness now exists or shall be created hereafter; (vii) any of the Transaction Documents (including any Subsidiary Guaranty entered into pursuant to this Note) or any subordination provisions in any subordinated indebtedness shall cease, for any reason, to be in full force and effect, or the Company or any of its Subsidiaries shall so assert; (viii) if the Company or any of its Subsidiaries pursuant to or within the meaning of any Bankruptcy Law (as defined below); (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or any of its Subsidiaries for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (ix) an involuntary case or other proceeding is commenced directly against the Company or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its Indebtedness under any Bankruptcy Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Bankruptcy Law proceeding remains undismissed and unstayed for a period of sixty (60) days, or an order of relief is entered against the Company or any of its Subsidiaries as debtor under the Bankruptcy Laws as are now or hereafter in effect; or (x) one or more judgments, non interlocutory orders or decrees shall be entered by a U.S. state or federal or a foreign court or administrative agency of competent jurisdiction against any the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third party insurance as to which the insurers has not denied coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of ninety (90) days after the entry thereof. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal, state, or foreign law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. Within five (5) Trading Days after the occurrence of any Event of Default set forth in clause (vi), (viii), (ix) or (x) above, the Company shall deliver written notice thereof to the Holder.

(b)       Remedies. If any Event of Default has occurred and is continuing, the Majority Holders may, upon written notice to the Company, except in the case of events described in Sections 9(a)(viii) or 9(a)(ix), in which case no notice shall be required, (i) declare all of the Principal then outstanding together with the Interest Amount and Additional Interest payable under the terms hereof with respect to such Principal and all other amounts, including the amounts due under Section 5(a), owing or payable hereunder and under the Other Notes (the “Acceleration Amount”) immediately due and payable, in cash, all without presentment, demand, protest or further act or notice of any kind, all of which are expressly waived by the Company and (ii) exercise any and all rights and remedies available to the holder of this Note under this Note, the Securities Purchase Agreement, at law or in equity. In addition to any remedy the Holder may have under this Note and the Securities Purchase Agreement, such Acceleration Amount shall bear interest at a rate equal to the lesser of 1.0% per month (prorated for partial months) or the highest lawful interest rate until paid in full. Nothing in this Section 9 shall limit any other rights the Holder may have under this Note, the Securities Purchase Agreement or any Transaction Document, including Section 5 of this Note.

(c)       Void Acceleration. In the event that the Company does not pay the Acceleration Amount within five (5) Trading Days of this Note becoming due under Section 9(b), at any time thereafter and until the Company pays such unpaid Acceleration Amount in full, the Holder shall have the option to, in lieu of redemption, require the Company to promptly return this Note (to the extent this Note has been previously delivered to the Company), in whole or any portion thereof, to the Holder, by sending written notice thereof to the Company via facsimile (the “Void Acceleration Notice”). Upon the Company’s receipt of such Void Acceleration Notice, (i) the acceleration pursuant to Section 9(b) shall be null and void with respect to the portion of this Note subject to such Void Acceleration Notice and, (ii) the Company shall promptly return the portion of this Note (to the extent this Note has been previously delivered to the Company) subject to such Void Acceleration Notice.

10.       Notice of Certain Events. The Company will give written notice to the Holder at least ten (10) Trading Days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. The Company will also give written notice to the Holder at least ten (10) Trading Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

11.       Vote to Change the Terms of the Notes. The written consent of the Company and the Majority Holders shall be required for any change in the Notes (including this Note) other than an extension of the Maturity Date pursuant to Section 4 hereof and upon receipt of such consent, each Note shall be deemed amended thereby.

12.       Lost or Stolen Notes. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver a new Note of like tenor and date.

13.       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.       Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all Holders of Notes pursuant to the Securities Purchase Agreement and shall not be construed against any Person as the drafter hereof.

15.       Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

16.       Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Access Integrated Technologies, Inc.

55 Madison Ave., Suite 300

Morristown, N.J. 07960

Facsimile: (973) 290-0081

Attention: General Counsel

With copy to:

Kelley Drye & Warren LLP

101 Park Avenue

New York, New York 10178

Facsimile: (212) 808-7987

Attention: Jonathan Cooperman

If to a Holder, to it at the address and facsimile number set forth on the signature pages to the Securities Purchase Agreement, with copies to such Holder’s representatives as set forth on such schedule, or, in the case of a Holder or any other party named above, at such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party in accordance with this Section 16 five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

17.       Transfer of this Note. The Holder may assign or transfer some or all of its rights hereunder, subject to compliance with the Securities Act and Section 5.7 of the Securities Purchase Agreement without the consent of the Company. The Company shall not assign or otherwise transfer any of its rights and obligations under this Note without the prior written consent of the Majority Holders and any attempted assignment or transfer without such consent shall be null and void. The Company shall maintain an office where the Notes may be presented for registration of transfer or for exchange (“Registrar”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may change the Registrar upon written notice to each holder of Notes. Prior to due presentment for the registration of a transfer of any Note, the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes.

18.       Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

19.       Cancellation. After all Principal and other amounts at any time owed under this Note have been paid in full or converted into Shares and all Kicker Shares issuable under this Note have been issued in accordance with the terms hereof, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

20.       Note Exchangeable for Different Denominations. In the event of a redemption pursuant to this Note of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of this Note, a new Note of like tenor representing the remaining Principal that has not been so redeemed. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes containing the same terms and conditions and representing in the aggregate the Principal, and each such new Note will represent such portion of such Principal as is designated by the Holder at the time of such surrender. The date the Company issued this Note shall be the Issuance Date hereof regardless of the number of times a new Note shall be issued.

21.	Taxes.

(a)       Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company or any of its Subsidiaries under the Notes, the Securities Purchase Agreement or any other Transaction Document shall be made without any set-off, counterclaim or deduction and free and clear of and without deduction for any Indemnified Taxes; provided that if the Company or any of its Subsidiaries shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 21(a)), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or such Subsidiary, as applicable, shall make such deductions and (iii) the Company or such Subsidiary shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided, further, that if the Company or any of its Subsidiaries is required to make an additional payment to the Holder under this Section 21(a), and if the Holder is entitled to a cash refund or credit against cash Taxes payable which is both identifiable and quantifiable by the Holder as being attributable to the imposition of such Indemnified Taxes (a “Tax Refund”), and such Tax Refund may be obtained without increased liability or obligation to the Holder (including any obligation of the Holder to file Tax returns in jurisdictions where it would not otherwise be obligated to file Tax returns), then, upon the written request of the Company, the Holder shall apply for such Tax Refund and, to the extent such Tax Refund is received by the Holder, shall reimburse the Company or such Subsidiary for such amount as the Holder shall determine to be the proportion of the Tax Refund attributable to such additional payment as will leave the Holder after the reimbursement in the same position as it would have been if the additional payment had not been required; provided that, if any Tax Refund reimbursed by the Holder to the Company or such Subsidiary is subsequently disallowed, the Company shall repay the Holder such amount (together with interest and any applicable penalty payable to the Holder to the relevant taxing authority) promptly after the Holder notifies the Company of such disallowance. The Company agrees to reimburse the Holder for the Holder’s reasonable out-of-pocket expenses, if any, incurred in complying with any request hereunder and agrees that all costs incurred by the Holder in respect of this Section 21(a) may be deducted from the amount of any reimbursement to the Company or any of its Subsidiaries in respect of any Tax Refund pursuant to this Section 21(a). Nothing in this Section 21(a) shall require the Holder to disclose to the Company any of its Tax returns or any other Tax-related information that it deems to be confidential.

(b)       Indemnification by the Company. The Company shall indemnify the Holder, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Holder, on or with respect to any payment by or on account of any obligation of the Company or any of its Subsidiaries under the Notes, the Securities Purchase Agreement and the other Transaction Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 21) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Holder as to the amount of such payment or liability (together with a calculation of such payment or liability and supporting documentation reasonably requested by the Company) under this Section 21 shall be delivered to the Company and shall be conclusive absent demonstrable error.

(c)       Withholding Obligations. Subject to Sections 21(a) and (b), if the Company is subject to withholding tax obligations under applicable law with respect to any transaction under this Note, then, notwithstanding any provision to the contrary in this Note, the Company shall be entitled to withhold cash or Shares in the amount that the Company is required to withhold.

22.       Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, Securities Purchase Agreement and the other Transaction Documents.

23.       Governing Law; Jurisdiction. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, including Section 5-1401 of the New York General Obligations Law. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. The Company hereby irrevocably and unconditionally appoints its General Counsel at the address set forth in Section 16 (the “Company Process Agent”) as agent to receive on behalf of the Company and its property service of copies of the summons and complaint and any other process which may be served in any action referred to above or any other proceeding in any New York State or Federal court. In any action or proceeding in a New York State or Federal court sitting in The City of New York, such service may be made on the Company by delivering a copy of such process to the Company in care of the Company Process Agent at such Company Process Agent’s above address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to the Company at the address for such notices to it under this Note (such service to be effective upon such receipt by the Company Process Agent and the depositing of such process in the mails as aforesaid). The Company hereby irrevocably and unconditionally authorizes and directs such Company Process Agent to accept such service on its behalf. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

24.       WAIVER OF JURY TRIAL. THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, AND THE HOLDER OF THIS NOTE HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO, AND AGREE NOT TO REQUEST, A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

25.       Effect of Redemption; No Prepayment. Upon payment of the Redemption Price in accordance with the terms hereof with respect to any portion of the Principal of this Note, such portion of the Principal of this Note shall be deemed paid in full and shall no longer be deemed Outstanding for any purpose. Except as specifically set forth in this Note, the Company does not have any right, option, or obligation, to pay any portion of the Principal at any time prior to the Maturity Date or any Extended Maturity Date if the Maturity Date has been extended in accordance with Section 4.

26.       Purchase of Notes by the Company. The Company shall not, and shall not permit any Subsidiary or Affiliate to, voluntarily purchase or acquire any portion of any Note, unless concurrently with such action, the Company, such Subsidiary or Affiliate makes an offer to all Holders to acquire the same portion of their Notes on the same terms. This Section 27 may not be amended except with the written consent of the holders of two-thirds (2/3) of the aggregate principal amount of all the Notes then Outstanding.

27.       Other Payments to Holders of Notes. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof or thereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding that consented to such waiver or amendment.

28.       Payment Set Aside. To the extent that the Company makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including any bankruptcy law, U.S. state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

29.       Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to sections, schedules or exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation. If a stock split, stock dividend, stock combination or other similar event occurs, then an appropriate adjustment will be made to any dollar prices, share numbers and any calculation of the VWAP used to determine the number of Shares to be issued hereunder to reflect such event.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Note to be executed on its behalf by the undersigned as of the [__]th of August 2007.

ACCESS INTEGRATED TECHNOLOGIES INC.
By:_____________________________________ Name: Title:
and
By:_____________________________________ Name: Title:

Schedule 8(k)

Use of Proceeds

Legal and other professional fees – Company	$60,000
Legal fees – Purchaser	$112,500

The Placement Agent’s Fees will be 4% of the gross proceeds from the sale of Notes pursuant to the Purchase Agreement to Purchasers other than Alexandra Management and Angelo Gordon & Co and 2% of the gross proceeds from the sale of the Notes pursuant to the Purchase Agreement to Alexandra Management and Angelo Gordon & Co. The Placement Agent will be reimbursed $25,000 for its fees and expenses.

The payment of amounts outstanding pursuant to the October 2006 Notes.

The payment of amounts outstanding pursuant to the *** (as defined in the Disclosure Schedules to the Purchase Agreement). *

The payment of amounts payable for the purchase of digital cinema equipment pursuant to the Term Loan Agreement (as defined in the Disclosure Schedules to the Purchase Agreement).

_________________________

*** CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

i